Exhibit 99.1

Park City Group Announces $4 Million Share Repurchase Program

SALT LAKE CITY, UT – May 9, 2019 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a B2B e-commerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, today announced that its Board of Directors has approved the repurchase of up to $4 million of the company's common stock.

Randall K. Fields, Chairman and CEO of Park City Group, commented, “We continue to strategically focus on maximizing profitability and cash flow. Given the inherent leverage of our operating model, we expect that as we continue to expand the scale and scope of our network, we will generate sufficient net income and free cash flow to allow us to allocate capital to this share repurchase program while continuing to strengthen our cash position. The Board has authorized this program because we believe our shares represent an attractive investment opportunity and that this investment in our own business is an appropriate option for driving value for all shareholders.”

Under this new stock repurchase program, Park City intends to conduct its program in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has been authorized for a period of two years and it may be suspended for periods or discontinued at any time.

About Park City Group:

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Todd Mitchell, CFO
435-645-2216
investor-relations@parkcitygroup.com

Rob Fink, Hayden IR
646-415-8972
PCYG@haydenir.com

Source:Park City Group, Inc.